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FORM 12b-25                                          SEC File Number 33-68570
                                                       CUSIP Number 524668100

                       NOTIFICATION OF LATE FILING

                             (Check One)
( ) Form 10-K        ( ) Form 11-K      ( ) Form 20-F     (X) Form 10-QSB

          For Period Ended:     November 30, 1996
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     Read Attached Instruction Sheet Before Preparing Form.
                    Please Print or Type.
     Nothing in this form shall be construed to imply that the
     Commission has verified any information contained herein.
______________________________________________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

          Not Applicable.
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Part I -- Registrant Information
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     Full Name of Registrant:       U S Amateur Sports Inc.
     Former Name if Applicable:     N/A
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  Address of Principal Executive Office (Street and Number):

                     3970 RCA Boulevard, Suite 7010
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  City, State and Zip Code:  Palm Beach Gardens, Florida  33410
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Part II -- Rules 12b-25 (b) and (c)
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           If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

     [ ]     (a)    The reasons described in reasonable detail in Part III
                    of this form could not be eliminated without unreasonable effort or expense;

     [X]     (b)    The subject annual report/portion thereof will be filed
                    on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/ portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ]     (c)    The accountant's statement or other exhibit required
                    by Rule 12b-25(c) has been attached if applicable.
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Part III -- Narrative
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        State below in reasonable detail the reasons why the Form 10-K,
        11-K, 20-F or 10-Q or portion thereof could not be filed within the prescribed time period.

      The Company is in the process of selling its self underwritten, initial public offering and due to the time constraints of the officer preparing the Form 10QSB, is unable to provide the information necessary for filing its Form 10QSB on Edgar prior to the due date.

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Part IV -- Other Information
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     (1)    Name and telephone number of person to contact in regard to this notification:

             Gerald Bergman             561                622-4395
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                 (Name)              (Area Code)       (Telephone Number)

     (2)    Have all other periodic reports required
            (under Section 13 or 15(d) of the
            Securities Exchange Act of 1934) during        [X] Yes   [ ] No
            the preceding 12 months (or for such
            shorter period that the registrant was
            required to file such reports) been filed?
            If answer no identify report(s). August 31, 1996 Form 10-KSB (incomplete filing).


     (3)    Is it anticipated that any significant
            change in results of operations from the
            corresponding period for the last fiscal        [ ] Yes  [X] No
            year will be reflected by the earnings
            statements to be included in the subject report or portion thereof?



                        U S Amateur Sports, Inc.
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               (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


(Registrant)                U S Amateur Sports, Inc.
BY(Signature)               /s/ Gerald R. Bergman
(Date)                      January 13, 1997
(Name and Title)            Gerald R. Bergman, Principal Accounting
                                        Officer